UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2018

Impinj, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37824	91-2041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 517-5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 20, 2018, Impinj, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Sylebra HK Company Limited (“Sylebra”), a significant stockholder of the Company, and each of the other related Persons (as defined in the Agreement) set forth on the signature pages to the Agreement and their respective Affiliates (as defined in the Agreement) and Associates (as defined in the Agreement) (all such Persons, the “Sylebra Group”). Among other things, the Agreement provides that:

•

The Company will increase the size of its Board of Directors (the “Board”) to seven and appoint Daniel Gibson, Chief Investment Officer of Sylebra Capital Management, (the “Designee”) as a Class II director with a term expiring at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Meeting”).

•	The Board shall, in connection with the 2018 Meeting, nominate the Designee to stand for election with other Class II directors of the Board.

•

The Designee will be entitled to the same director benefits as other members of the Board, including (a) compensation for his service as a director and reimbursement for his expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation contemplated by the Company’s Director Compensation Policy; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

•

The Sylebra Group will abide by certain customary standstill provisions lasting from the date of the Agreement until termination of the Agreement (which cannot occur until after the Designee resigns from the Board) (the “Restricted Period”). During the Restricted Period, no member of the Sylebra Group will, and Sylebra will cause the Representatives of each member of the Sylebra Group not to, in any way, directly or indirectly without the prior consent of the Board:

(a)

Solicit proxies or become a participant in a solicitation at any annual or special meeting of stockholders of the Company, or seek to influence any Person with respect to voting or disposition of any Voting Securities (as defined in the Agreement);

(b)	initiate, propose or otherwise solicit the Company’s stockholders to approve any shareholder proposal or cause or encourage any Person to initiate or submit any shareholder proposal;
(c)

(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(d)

other than solely with other members of the Sylebra Group with respect to Voting Securities now or subsequently owned by them, form, join, encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, with respect to any Voting Securities, or deposit any Voting Securities into, or subject any Voting Securities to, a voting trust, arrangement or agreement;

(e)

make any unsolicited offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalizations, restructuring, disposition or other business combination involving any member of the Sylebra Group and Company; or (ii) solicit a third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Company, or publicly encourage, initiate or support any third party in making such an unsolicited offer or proposal; or

(f)

other than with other any member of the Sylebra Group, enter into any agreements, understandings or arrangements with, or advise, finance, assist or encourage, any Person in connection with any of the foregoing.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

In connection with the Agreement, the Board increased the size of the Board to seven directors and appointed Daniel Gibson to serve as a Class II director.

Other than as described in Item 1.01, there are no arrangements or understandings between Daniel Gibson, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Gibson was selected as a director. There are no related party transactions between the Company and Mr. Gibson (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Gibson does not have any family relationships with any of the Company’s directors or executive officers. Mr. Gibson will participate in the outside directors’ compensation plan applicable to outside directors as described in the Company’s Form 10-K/A filed on April 30, 2018. In addition, the Company will enter into its standard form of indemnification agreement with Mr. Gibson.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Letter Agreement, dated as of June 20, 2018, among Impinj, Inc., Sylebra HK Company Limited, Sylebra Capital Management and Daniel P. Gibson
99.1	Press Release, issued on June 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Impinj, Inc.

By:	/s/ Chris Diorio
Chris Diorio, Ph.D.
Chief Executive Officer

Date: June 26, 2018